                                                                   EXHIBIT 23.1





The Board of Directors and Stockholders of


NATCO Group Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-71480, 333-11298 and 333-32020) on Form S-8 of NATCO Group Inc., of our
report dated February 23, 2004, except as to Note 10, which is as of March 15, 2004, relating to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three years ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of NATCO Group Inc.


                                              /s/ KPMG LLP

Houston, Texas


March 15, 2004